Exhibit 99.1

Richard S. Levy, M. D., Appointed to Madrigal Board of Directors

FORT WASHINGTON, Pa., Aug. 11, 2016 (GLOBE NEWSWIRE) — MADRIGAL PHARMACEUTICALS, Inc. (Nasdaq:MDGL), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for cardiovascular, metabolic and liver diseases, today announced the appointment of Richard S. Levy, M. D., to its board of directors, effective immediately.

“Rich’s many years of experience and deep understanding of the biopharmaceutical space, and all phases of drug development, as well as his training in gastroenterology will be of immense benefit to us as we move MGL-3196, our proprietary once daily oral, liver-directed selective thyroid hormone receptor-beta agonist, into Phase II studies in both non-alcoholic steatohepatitis (NASH) and familial hypercholesterolemia,” said Paul A. Friedman, M.D., Chairman and Chief Executive Officer of Madrigal. “We are excited to have Rich join the board at this important point in the growth and development of the company.”

Dr. Levy served as Executive Vice President and Chief Drug Development Officer of Incyte Corporation from January, 2009, until his retirement in April, 2016. He joined Incyte in August, 2003 as Senior Vice President of Drug Development. Prior to joining Incyte, Dr. Levy held positions of increasing responsibility in drug development, clinical research and regulatory affairs at Celgene Corporation from 2002 to 2003, DuPont Pharmaceuticals Company from 1997 to 2002 and Sandoz (now part of Novartis) from 1991 to 1997. Prior to joining the pharmaceutical industry, Dr. Levy was Assistant Professor of Medicine at the UCLA School of Medicine. Dr. Levy is Board Certified in Internal Medicine and Gastroenterology; he received his A. B. in Biology from Brown University and his M. D. from the University of Pennsylvania School of Medicine. Dr. Levy currently serves on the board of Gliknik, Inc., a privately held biopharmaceutical company.

Dr. Levy joins Rebecca Taub, M.D., Fred Craves, Ph.D., Ken Bate, Dave Milligan, Ph.D., Keith Gollust and Dr. Friedman on the Madrigal board, all of whom became directors of Madrigal following the completion of its merger with Synta Pharmaceuticals in July 2016.

About MADRIGAL PHARMACEUTICALS, Inc.

MADRIGAL PHARMACEUTICALS, Inc. (NASDAQ:MDGL) is a clinical-stage pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of cardiovascular, metabolic and liver diseases. Madrigal’s merger with Synta Pharmaceuticals Corp. became effective as of July 22, 2016. Additional information can be found on Madrigal’s website at www.madrigalpharma.com.

COMPANY CONTACTS:

Madrigal Pharmaceuticals, Inc.

Paul A. Friedman, M.D., Chief Executive Officer

Marc Schneebaum, Chief Financial Officer

IR@madrigalpharma.com